Exhibit 99.1
JOINT FILING AGREEMENT
The undersigned hereby agree that this Statement on Schedule 13D, and any amendments thereto filed by any of us, with respect to the stock of Ideation Acquisition Corp. described in this document, signed by each of the undersigned, shall be filed on behalf of each the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: January 21, 2010

CHINA SEED VENTURES MANAGEMENT LIMITED, as general partner for and on behalf of CHINA SEED VENTURES, L.P.
By:	/s/ Earl Ching-Hwa Yen
	Name:	Earl Ching-Hwa Yen
	Title:	Managing Director

By:	/s/ Earl Ching-Hwa Yen
Earl Ching-Hwa Yen, individually